Exhibit 99.1

Neuronetics Announces Amendment of Credit Facility with SLR Investment Corp.

MALVERN, Pa., February 22, 2022 (GLOBE NEWSWIRE) -- Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from neurohealth disorders, today announced it has amended its term loan agreement with its current lenders, investment affiliates managed by SLR Investment Corp. (SLR), which was originally entered into on March 2, 2020 and subsequently amended on April 20, 2020 and December 2, 2020. This amendment includes modifications to the ability of the Company to extend the interest-only period, the reduction of certain revenue covenants, and the elimination of the final term loan tranche available to the Company.

The Company has the ability to, subject to certain conditions, extend the interest only period on the initial Term A Loan to 36 months from 24 months, which if such conditions are satisfied, would allow for the commencement of loan principal amortization payments beginning on March 1, 2023.

In addition, the amendment reduced the trailing twelve-month net product revenue covenants related to the facility.

As part of the December 2, 2020 amendment, the Company was permitted to borrow, at its election, up to $15.0 million in three separate $5.0 million tranches (Term B, C, and D Loans). The three tranches were available through June 20, 2021, December 20, 2021, and June 20, 2022, respectively, based on the achievement of agreed upon trailing twelve-month net product revenue targets for each tranche. The Company previously elected not to draw either of the Term B or Term C tranches, and, as part of this amendment, the Company agreed that it would not draw the Term D tranche.

About SLR Investment Corp:

SLR Investment Corp (NASDAQ: SLRC) is a yield-oriented Business Development Company (BDC) that invests directly and indirectly in senior secured loans of private middle market companies to generate current income that is distributed to shareholders quarterly. We collaborate with U.S. middle market businesses across a diversity of industries to deliver customized debt financing solutions.

SLR Investment became a listed BDC in Q1 2010 and is investment grade rated by Moody’s and Fitch.

About Neuronetics:

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest TMS company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from psychiatric disorders. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading transcranial magnetic stimulation (TMS) treatment for major depressive disorder with over four million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment option that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel restrictions and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Westwicke

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com